Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Southwest Iowa Renewable Energy, LLC of our report dated December 23, 2009 relating to our audits of the financial statements appearing in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa

April 14, 2010